Exhibit 4.4

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Agreement”), dated as of [________], 2020 (the “Effective Date”), is entered into by and between iCap Vault 1, LLC, a Delaware limited liability company (“Pledgor”) and Marketplace Realty Advisors, LLC, a Washington limited liability company, in its capacity as collateral agent and pledgee hereunder (in such capacity “Agent”) for the benefit of holders of promissory notes issued by Pledgor pursuant to an offering (the “Offering”) of up to $500,000,000 of Variable Denomination Floating Rate Demand Notes of Pledgor (the “Notes”), pursuant to an Indenture dated [________], 2020 (“Indenture”) commencing on or about [___________], 2020 (the “Holders”). Each of Pledgor and Agent may be referred to herein as a “Party” and collectively as the “Parties.” Defined terms used herein without definition shall have the meaning given to them in the Indenture.

WHEREAS, the Pledgor is the sole member of Vault Holding, LLC, a Delaware limited liability company (“Holding”), and holds all of the membership interests of Holding (the “Pledged Interests”), and Holding is or shall be the sole member or shareholder of certain subsidiaries of Holding which shall hold real estate investment properties (the “Portfolio SPEs”), which will be acquired with the proceeds of the Notes; and

WHEREAS, pursuant to the Offering and the purchase of a Note thereunder, each Holder has joined the Collateral Agent Agreement dated as of the Effective Date by and between the Pledgor and the Agent (the “Collateral Agent Agreement”) and therein has agreed to appoint Agent as his/her/its representative with regard to the his/her/its respective rights under the this Agreement and the Collateral Agent Agreement; and

WHEREAS, the Pledgor has agreed to execute and deliver this Agreement pursuant to the terms of the Notes;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	PLEDGE. To secure the prompt payment and full and faithful performance of the obligations of Pledgor to the Holders pursuant to the Notes, whether direct, contingent, fixed or otherwise, now or hereafter from time to time arising pursuant to the Notes (collectively, the “Indebtedness”), the Pledgor hereby grants a security interest in and to, does hereby pledge and assign to, Agent, for the benefit of the Holders, under Articles 8 and 9 of the UCC (as defined below), all its right, title, share and interest in, to and in respect of (i) the Pledged Interests; (ii) together with only so much of any distribution, whether of cash or in kind, in connection with, relating to or in respect of the applicable Pledged Interests, whether any such distribution or payment is a distribution, is in partial or complete liquidation, or is the result of reclassification, readjustment or other changes in the capital structure of the entity issuing the same, or otherwise, and any and all subscriptions, warrants, options and other rights issued upon and/or in connection therewith; (iii) any and all substitutions, renewals, improvements and replacements of the Pledged Interests and additions thereto; and (iv) all proceeds arising from any of the foregoing. All of the foregoing items are referred to herein individually and/or collectively as the “Collateral.” Capitalized terms not otherwise defined herein or in the Notes shall have the meaning given them in the UCC. For purposes of this Agreement, “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Delaware; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s security interest in the Pledged Interests is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

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2.	VOTING AND TRADING RIGHTS. If no Event of Default has occurred and is continuing, the Pledgor may exercise any voting rights that the Pledgor may have as to the Pledged Interests. If an Event of Default has occurred and is continuing, Pledgor shall take such actions with respect to the Pledged Interests as directed by the Agent, as the Agent is directed by the Indenture Trustee pursuant to the Collateral Agent Agreement and the Indenture, and thereafter Holders may exercise all voting rights as to any of the Pledged Interests and Pledgor shall deliver to the Agent all notices, proxies and other information relating to the exercise of such rights received by Pledgor promptly upon receipt and, at the request of the Agent, shall execute and deliver to the Agent any proxies or other instruments which are, in the judgment of the Agent, necessary for Holders to exercise such voting rights, and the Indenture Trustee may direct the Agent to exercise the rights and pursue the remedies provided under Articles 8 and 9 of the Uniform Commercial Code.

3.	DUTY OF AGENT. Agent, on behalf of the Holders, shall have no liability or duty, either before or after the occurrence of an Event of Default, to collect or enforce any of its rights against, the Pledged Interests. If the Agent or the Holders actually receive any notices requiring action with respect to Pledged Interests in Holders’ possession, Agent, on behalf of the Holders, shall take reasonable steps to forward such notices to Pledgor. Except as provided herein, Pledgor is responsible for responding to notices concerning the Pledged Interests, voting the Pledged Interests, and exercising any rights and options, calls or conversions in respect of the Pledged Interests.

4.	REPRESENTATIONS AND WARRANTIES. The Pledgor represents and warrants to Agent on behalf of the Holders that:

(a)	The Pledged Interests constitute all of Pledgor’s ownership interest in Holding.

(b)	The Pledgor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the limited liability company power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Pledgor’s organizational documents. The Pledgor has taken all action required by law, its organizational documents, or otherwise to authorize the execution and delivery of this Agreement.

(c)	The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Pledgor is a party or to which any of its assets, properties or operations are subject.

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(d)	This Agreement and all agreements and other documents executed by the Pledgor in connection herewith constitute the valid and binding obligation of the Pledgor, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

(e)	No consent, approval or authorization of any third party or any governmental body or officer is required for the valid and lawful execution and delivery of this Agreement, the pledge of a security interest in the Pledged Interests in favor of Agent or the valid and lawful exercise by Agent of remedies available to them under this Agreement or applicable law or of the voting and other rights granted to it in this Agreement, except as may be required for the offer or sale of securities under applicable securities laws.

(f)	The Pledgor is the sole owner of the Pledged Interests, has the right to grant the security interest provided for herein to Agent and, to the knowledge of the Pledgor, has granted to Agent a valid and perfected first priority security interest in the Pledged Interests, free of all liens, encumbrances, transfer restrictions and adverse claims.

5.	COVENANTS. The Pledgor covenants and agrees that so long as this Agreement shall be in effect:

(a)	Pledgor, Holding, and the Portfolio SPEs may make distributions to their respective members as they determine, provided such distributions are made in accordance with the provisions of the operating agreements of such entities.

(b)	The Pledgor shall defend the Pledgor’s title to the Pledged Interests and the security interest of Agent against the claims of any person claiming rights in the Pledged Interests.

(c)	Without the prior written consent of a Majority-in-Interest of the Noteholders delivered to the Agent pursuant to the Collateral Agent Agreement, the Pledgor shall not sell, gift, pledge, exchange or otherwise transfer the Pledged Interests. In the event of any such sale, exchange or transfer consented to by a Majority-in-Interest of the Noteholders, the Pledgor shall upon receipt of the proceeds of such sale, exchange or transfer to pay any such distribution with respect to the Pledged Interests to the Agent for further distribution to the Holders for application to the Indebtedness. Pledgor may, without the consent of the Noteholders, subordinate the Pledged Interests to the rights of an institution or provider of a credit facility, surety bond, insurance, or other obligation of Pledgor that is not inconsistent with the Offering and the business plans of the Pledgor.

(d)	The Pledgor will pay and discharge when due all of its material obligations and liabilities (including, without limitation, tax liabilities) which if unpaid when due might by law give rise to a lien on the Pledged Interests, except where the same may be contested in good faith by appropriate proceedings.

(e)	At the Pledgor’s expense, do such further facts and execute and deliver such additional conveyances, certificates, instruments, legal opinions and other assurances as a Majority-in-Interest of the Noteholders may direct the Agent to reasonable request to protect, assure or enforce their interests, rights and remedies under this Agreement.

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6.	INDEMNIFICATION. Each Party shall jointly and severally indemnify and hold harmless the other Parties and such other Parties’ agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of such Party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such Party to perform or comply with any agreement, covenant or obligation in this Agreement.

7.	EXPENSES. The Pledgor agrees that, following an Event of Default, the Pledgor will pay to the Agent, upon demand the amount of any reasonable out-of-pocket expenses, including the fees and disbursements of counsel, that Agent incurs on behalf of the Holders in connection with the enforcement of this Agreement, including expenses incurred to preserve the value of the Pledged Interests, the sale or other disposition of any of the Pledged Interests, the exercise by Agent of any of its rights, or any action to enforce its rights under this Agreement.

8.	NOTICES. Any notices, communications and waivers under this Agreement shall be in writing and unless otherwise specified herein, if to a Holder shall either be sent to the Agent pursuant to the Collateral Agent Agreement, who shall thereafter forward such notices to the Holder pursuant to the terms of the Collateral Agent Agreement, and if to Issuer or Pledgor shall be sent to the Collateral Agent, who shall thereafter forward such notices to the intended party, which may include the Indenture Trustee.

9.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made in Delaware without regard to its principles of conflicts of laws. Each of the Parties agrees to submit himself to the in personam jurisdiction of the state and federal courts situated within the State of Washington, King County, with regard to any arising out of or relating to this Agreement. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Parties hereby waive all rights to a trial by jury.

10.	Neither Party may transfer or assign its rights or responsibilities under this Agreement without the prior written consent of the other Party.

11.	This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.	INTERPRETATION. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

13.	AMENDMENT. This Agreement may be amended at any time by the written consent of the Pledgor and the Agent without the consent of the Noteholders.

14.	COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

Pledgor: iCap Vault 1, LLC

By:	iCap Vault Management, LLC
Its:	Manager

By:
Name:	Chris Christensen
Title:	CEO

Agent: Marketplace Realty Advisors, LLC

By:
Name:	Ron Thomas
Title:	General Manager

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